                                                             OMB APPROVAL
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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[X]  Soliciting Material Pursuant to Section 240.14a-12

                                 PULITZER INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

     5) Total fee paid:

--------------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1) Amount Previously Paid:

--------------------------------------------------------------------------------

     2) Form, Schedule or Registration Statement No.:

--------------------------------------------------------------------------------

     3) Filing Party:

--------------------------------------------------------------------------------

     4) Date Filed:

--------------------------------------------------------------------------------
PERSONS WHO POTENTIALLY ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

SEC 1913 (02-02)

FOR IMMEDIATE RELEASE                                            [PULITZER LOGO]


                                                      900 North Tucker Boulevard
                                                       St. Louis, Missouri 63101
                                                                Tel 314/340-8402
                                                                Fax 314/340-3125


                                                For further information, contact
                                                James V. Maloney, Director of
                                                Shareholder Relations
                                                (314) 340-8402

                       PULITZER INC. REPORTS SECOND-PERIOD
                 REVENUE FOR FOUR WEEKS ENDED FEBRUARY 27, 2005

     ST. LOUIS, March 15, 2005 -- Pulitzer Inc. (NYSE: PTZ) today announced that revenue increased 3.5 percent for the four-week accounting period ended February 27, 2005, and 3.7 percent for the nine-week year-to-date period when compared to the respective 2004 periods. February 2005 advertising revenue in St. Louis and at the 12 Pulitzer Newspapers, Inc. ("PNI") markets increased 6.4 percent, with increases of 4.4 percent at the St. Louis operations and 11.4 percent at PNI.

     On a comparable basis, excluding the results of PNI acquisitions absent in the comparable period of 2005 and 2004, total revenue increased 3.0 percent for the four-week period ended February 27, 2005, and increased 3.2 percent for the nine-week year-to-date period. Total comparable advertising revenue increased
5.7 percent for the four-week period ended February 27, 2005, and increased 5.4 percent for the nine-week year-to-date period. Second-period 2005 comparable advertising revenue increased 4.4 percent at the St. Louis operations and 9.0 percent at PNI. Comparable advertising revenue increased 4.0 percent at the St. Louis operations and 8.8 percent at PNI for the nine-week year-to-date period.

     The principal components of the second-period comparable advertising revenue results for St. Louis and PNI were:

>> Comparable retail advertising revenue, including preprints, increased 5.0 percent. Comparable retail ROP revenue decreased 0.7 percent, principally due to weakness in the department store, entertainment, and furniture categories. St. Louis local territory revenues increased 1.8 percent. Comparable retail ROP revenue decreased 4.8 percent in St. Louis and increased 7.4 percent at PNI. Comparable retail preprint revenue increased
     26.7 percent in St. Louis reflecting, in part, a strong performance by Local Values, the St. Louis Post-Dispatch's direct mail initiative, which began in March of 2004. PNI retail preprint revenue increased 0.3 percent.

                                    - more -

Page Two
Pulitzer Inc. Period 2 Revenues

>> Comparable second-period national advertising revenue, including preprints, increased 13.9 percent versus the respective 2004 period. This increase was principally due to strength in the telecommunication, automotive, and pharmaceutical categories. Comparable national preprint revenue increased
     50.1 percent for the period, and comparable national ROP revenue increased
     7.7 percent. Comparable national advertising revenue, including preprints, increased 12.5 percent in St. Louis and increased 37.6 percent at PNI.

>> Comparable second-period classified revenue increased 4.7 percent versus the respective 2004 period.





                    Comparable Classified Advertising Revenue
                       Percentage Change 2005 Versus 2004
--------------------------------------------------------------------------------------------------------------------------------

PERIOD 2                       St. Louis       PNI       Total Pulitzer       Tucson Newspaper       Total Pulitzer, including
                                                                                   Agency             Tucson Newspaper Agency
----------------------------- ------------ ------------- ---------------- ------------------------- ----------------------------
Help Wanted                      7.4%         41.2%           15.1%                21.4%                       16.0%
----------------------------- ------------ ------------- ---------------- ------------------------- ----------------------------
Automotive                      (3.9%)       (15.3%)         (6.6%)                 7.3%                      (5.1%)
----------------------------- ------------ ------------- ---------------- ------------------------- ----------------------------
Real Estate                     (2.6%)        15.7%           3.0%                 (3.7%)                      2.5%
----------------------------- ------------ ------------- ---------------- ------------------------- ----------------------------
Total Classified Revenue         1.4%         13.7%           4.7%                 11.1%                       5.4%
----------------------------- ------------ ------------- ---------------- ------------------------- ----------------------------


                    Comparable Classified Advertising Revenue
                       Percentage Change 2005 Versus 2004
----------------------------- -------------- -------------- ---------------- ------------------------ -----------------------------
Year-to-date                    St. Louis         PNI       Total Pulitzer      Tucson Newspaper       Total Pulitzer, including
                                                                                     Agency             Tucson Newspaper Agency
----------------------------- -------------- -------------- ---------------- ------------------------ -----------------------------
Help Wanted                       6.5%           39.0%           14.0%                22.5%                      15.2%
----------------------------- -------------- -------------- ---------------- ------------------------ -----------------------------
Automotive                       (7.3%)         (6.8%)          (7.2%)                6.1%                       (5.7%)
----------------------------- -------------- -------------- ---------------- ------------------------ -----------------------------
Real Estate                      (4.1%)          15.5%           2.1%                (4.3%)                       1.6%
----------------------------- -------------- -------------- ---------------- ------------------------ -----------------------------
Total Classified Revenue         (1.4%)          15.9%           3.2%                 10.9%                       4.1%
----------------------------- -------------- -------------- ---------------- ------------------------ -----------------------------


     February 2005 circulation revenue decreased 6.5 percent principally due to the absence of favorable circulation adjustments processed in St. Louis during February 2004.

     February 2005 revenue associated with the Company's 50 percent interest in the Tucson Newspaper Agency ("TNI") increased 5.0 percent and total advertising revenue increased 7.2 percent. TNI retail revenue, including preprints, increased 4.8 percent, with a 3.7 percent increase in retail ROP and a 7.5 percent increase in retail preprint revenue. Local territory revenues increased
7.2 percent for the period. TNI national revenue, including preprints, increased
3.3 percent, with a 5.5 percent decrease in national ROP and 30.0 percent increase in national preprints. February classified revenue increased 11.1 percent at TNI.



                                    - more -

Page Three
Pulitzer Inc. Period 2 Revenues

OTHER

     On January 30, 2005, Lee Enterprises, Incorporated (NYSE:LEE - News), and Pulitzer Inc. (NYSE:PTZ) announced that they have entered into a definitive agreement for Lee to acquire all of Pulitzer's capital stock for a cash purchase price of $64 per share, with enterprise value totaling $1.46 billion based upon a value of $64 per share. The boards of directors of both companies have unanimously approved the transaction. The transaction is subject to customary closing conditions and approval by Pulitzer shareholders. The transaction is expected to close in the second quarter of calendar 2005.


                                       ***

     Pulitzer Inc., through various subsidiaries and affiliated entities, is engaged in newspaper publishing and related new media activities. The Company's newspaper operations include two major metropolitan dailies, the St. Louis Post-Dispatch and the Arizona Daily Star in Tucson, Ariz., and, through its Pulitzer Newspapers, subsidiary, 12 other dailies and more than 75 weekly newspapers, shoppers and niche publications. The PNI dailies are The Pantagraph, Bloomington, Ill.; The Daily Herald, Provo, Utah; the Santa Maria Times, Santa Maria, Calif.; The Napa Valley Register, Napa, Calif.; The World, Coos Bay, Ore.; The Sentinel, Hanford, Calif.; the Arizona Daily Sun, Flagstaff, Ariz.; The Daily Chronicle, DeKalb, Ill.; The Garden Island, Lihue, Hawaii; the Daily Journal, Park Hills, Mo.; The Lompoc Record, Lompoc, Calif.; and The Daily News, Rhinelander, Wisc. The Company's newspaper operations also include the Suburban Journals of Greater St. Louis, a group of 36 weekly papers and various niche publications. The Company's new media and interactive initiatives include STLtoday.com in St. Louis, azstarnet.com in Tucson, and Web sites for all of its other dailies. Pulitzer Inc. is the successor to the company originally founded by Joseph Pulitzer in St. Louis in 1878. For further information, visit our Web site at www.pulitzerinc.com.



                                    - more -

Page Four
Pulitzer Inc. Period 2 Revenues




NOTES:
--------------------------------------------------------------------------------

This press release contains forward-looking statements based on current management expectations. Numerous factors may cause events to differ materially from those anticipated in the forward-looking statements including regulatory and other factors. Many of the factors that will determine those events are beyond our capability to control or predict. These statements are subject to risks and uncertainties and therefore actual events may differ materially. Readers should not place undue reliance on such forward-looking statements which reflect management's view only as of the date hereof. We undertake no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

ADDITIONAL INFORMATION AND WHERE TO FIND IT


The proposed transaction will be submitted to Pulitzer's stockholders for their consideration, and Pulitzer will file with the SEC a proxy statement to be used to solicit the stockholders' approval of the proposed transaction, as well as other relevant documents concerning the proposed transaction. STOCKHOLDERS OF PULITZER ARE URGED TO READ THE PROXY STATEMENT REGARDING THE PROPOSED TRANSACTION AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. A free copy of the proxy statement, as well as other filings containing information about Pulitzer, may be obtained at the SEC's Internet site (http://www.sec.gov). Copies of the proxy statement and the SEC filings that will be incorporated by reference in the proxy statement can also be obtained, without charge, by directing a request to James V. Maloney, Secretary, Pulitzer Inc., 900 North Tucker Boulevard, St. Louis, Missouri 63101.


PARTICIPANTS IN THE SOLICITATION

Pulitzer and its directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from the stockholders of Pulitzer in connection with the proposed transaction. Information regarding Pulitzer's directors and executive officers is available in Pulitzer's proxy statement for its 2004 annual meeting of stockholders, which was filed with the SEC on April 2, 2004. Additional information regarding the interests of such potential participants will be included in the proxy statement and the other relevant documents filed with the SEC when they become available.

                                -tables attached-

PULITZER INC. AND SUBSIDIARIES
PERIOD REVENUE AND STATISTICAL REPORT
(Revenue in thousands--Unaudited)



                                                    Four Weeks      Four Weeks               Nine Weeks    Nine Weeks
                                                       Ended          Ended                    Ended         Ended
                                                     February 27,   February 29,            February 27,  February 29,
                                                        2005       2004 (Note 3)  Change        2005      2004 (Note 3)   Change
                                                       -------       -------      ------       -------      -------       ------
Consolidated Operating Revenue (Note 1):
  Advertising:
   Retail                                              $ 8,900       $ 8,894        0.1%      $18,387     $18,622         (1.3)%
   National                                              2,202         2,045        7.7%        4,253       3,950          7.7%
   Classified                                           10,658        10,096        5.6%       22,603      21,730          4.0%
                                                       -------       -------     ------       -------     -------        ------

    Total                                               21,760        21,035        3.4%       45,243      44,302          2.1%

   Preprints                                             5,205         4,311       20.7%       11,361       9,096         24.9%
                                                       -------       -------     ------       -------     -------        ------

    Total Advertising                                   26,965        25,346        6.4%       56,604      53,398          6.0%

  Circulation                                            6,108         6,536       (6.5)%      13,667      14,240         (4.0)%
  Other                                                    568           611       (7.0)%       1,137       1,213         (6.3)%
                                                       -------       -------     ------       -------     -------        ------

    Total                                              $33,641       $32,493        3.5%      $71,408     $68,851          3.7%
                                                       =======       =======     ======       =======     =======        ======

Operating Revenue of Consolidated Subsidiaries:

  St. Louis Operations (Note 2):
   Advertising                                         $18,980       $18,178        4.4%      $39,645     $38,111          4.0%
   Circulation                                           4,533         4,913       (7.7)%      10,195      10,657         (4.3)%
   Other                                                   140           194      (27.8)%         299         370        (19.2)%
                                                       -------       -------     ------       -------     -------        ------
    Total                                              $23,653       $23,285        1.6%      $50,139     $49,138          2.0%
                                                       =======       =======     ======       =======     =======        ======

  Pulitzer Newspapers, Inc.
   Advertising                                         $ 7,985       $ 7,168       11.4%      $16,959     $15,287         10.9%
   Circulation                                           1,575         1,623       (3.0)%       3,472       3,583         (3.1)%
   Other                                                   428           417        2.6%          838         843         (0.6)%
                                                       -------       -------     ------       -------     -------        ------
    Total                                              $ 9,988       $ 9,208        8.5%      $21,269     $19,713          7.9%
                                                       =======       =======     ======       =======     =======        ======

Operating Revenue of Unconsolidated Newspaper
   Joint Venture:

  Pulitzer's 50% share of Tucson Newspaper Agency:
   Advertising                                         $ 3,565       $ 3,327        7.2%      $ 7,669     $ 7,046          8.8%
   Circulation                                             915           935       (2.1)%       2,050       2,091         (2.0)%
   Other                                                    29            32       (9.4)%         111          91         22.0%
                                                       -------       -------     ------       -------     -------        ------
    Total                                              $ 4,509       $ 4,294        5.0%      $ 9,830     $ 9,228          6.5%
                                                       =======       =======     ======       =======     =======        ======



                                  -continued -

Note 1

Year-to-year comparisons are affected by acquisitions of weekly newspapers, shoppers and niche publications within the last 12 months that complement the Company's newspapers in several markets. On a comparable basis, excluding the impact of the acquisitions for comparable ownership periods in each year, advertising and total revenues would have increased as follows:



                                                   Four Weeks                                        Nine Weeks
                                                Comparable Change                                 Comparable Change
                                      --------------------------------------            --------------------------------------
                                             Total                                             Total
                                            Pulitzer              PNI                        Pulitzer               PNI
                                      --------------------------------------            --------------------------------------
    Advertising Revenue                       5.7%               9.0%                          5.4%                8.8%
    Total Revenue                             3.0%               6.5%                          3.2%                6.1%


Note 2

Includes revenues of the St. Louis Post-Dispatch, Suburban Journals of Greater St. Louis, St. Louis e-media operations, and STL Distribution Services.


Note 3
Certain reclassifications have been made to the 2004 financial statements and statistical data to conform with the presentation made in 2005.


                                    - more -

PULITZER INC. AND SUBSIDIARIES
PERIOD REVENUE AND STATISTICAL REPORT


SELECTED STATISTICAL INFORMATION



                                             Four Weeks       Four Weeks                Nine Weeks       Nine Weeks
                                                Ended           Ended                      Ended            Ended
                                            February 27,     February 29,              February 27,     February 29,
                                                2005        2004 (Note 3)     Change      2005         2004 (Note 3)        Change
                                           --------------  ----------------- -------  ------------    ----------------    ----------
Advertising Linage (in thousands of inches)

ST. LOUIS POST-DISPATCH:
  Advertising Inches
    Full run (all zones)
      Retail                                     46.1           54.3         (15.1)%          96.7           115.8         (16.5)%
      National                                   15.4           13.6           13.2%          29.1            27.4            6.2%
      Classified                                 70.0           67.1            4.3%         153.2           154.9          (1.1)%
                                           -----------    ----------------   -------  ------------    -------------       ----------
        Total                                   131.5          135.0          (2.6)%         279.0           298.1          (6.4)%
    Part run (Retail/Classified)                 30.6           46.8         (34.6)%          65.0            94.6         (31.3)%
                                           -----------    ----------------   -------  ------------    --------------      ----------
        Total Inches                            162.1          181.8         (10.8)%         344.0           392.7         (12.4)%
                                           ===========    ================  ========  ============    ==============      ==========

TUCSON NEWSPAPER AGENCY:
  Star/Citizen advertising inches
    Full run (all zones)
      Retail                                    112.1          114.0          (1.7)%          244.0          246.5          (1.0)%
      National                                    8.6            7.0           22.9%           14.6           14.6            0.0%
      Classified                                117.0          120.1          (2.6)%          255.6          262.1          (2.5)%
                                           -----------    ----------------  --------  -------------   -------------       ----------
        Total                                   237.7          241.1          (1.4)%          514.2          523.2          (1.7)%
    Part run (Retail/Classified)                  1.6            1.6            0.0%            4.2            3.9            7.7%
                                           -----------    ----------------  --------- --------------  --------------      ----------
        Total Inches                            239.3          242.7          (1.4)%          518.4          527.1          (1.7)%
                                           ===========    ================  =========  =============  ==============      ==========






                                          Four Weeks           Four Weeks                    Nine Weeks      Nine Weeks
                                             Ended               Ended                         Ended            Ended
                                         February 27,         February 29,                  February 27,    February 29,
Circulation (Note 4):                        2005                 2004          Change          2005            2004        Change
---------------------
                                        ---------------   ----------------  -----------  ---------------  ---------------  ---------
ST. LOUIS POST-DISPATCH:
    Daily                                  279,563             276,178          1.2%         285,623          281,337          1.5%
    Sunday                                 448,347             444,090          1.0%         445,959          454,210        (1.8)%

COMBINED PULITZER NEWSPAPERS, INC.:
    Daily                                  192,305             192,871        (0.3)%         191,101          191,038          0.0%
    Sunday                                 187,770             189,377        (0.8)%         186,719          188,611        (1.0)%

TUCSON NEWSPAPER AGENCY:
    Star Daily                             116,311             114,698          1.4%         114,996          113,161          1.6%
    Citizen Daily                           30,797              33,353        (7.7)%          30,693           33,025        (7.1)%
                                        -----------       --------------    ----------   -------------    -------------    ---------
      Combined Daily                       147,108             148,051        (0.6)%         145,689          146,186        (0.3)%

    Star Sunday                            180,408             181,135        (0.4)%         178,826          180,394        (0.9)%



                                         Four Weeks           Four Weeks                    Nine Weeks      Nine Weeks
                                            Ended               Ended                         Ended            Ended
                                        February 27,         February 29,                  February 27,    February 29,
Online Page Views (in thousands)            2005            2004 (Note 3)      Change          2005        2004 (Note 3)    Change
--------------------------------
                                        -----------       --------------    ---------    ------------     ------------     ---------

St. Louis                                 33,419              29,538            13.1%          75,561           65,463         15.4%

Combined PNI Web sites                     9,900               8,284            19.5%          20,220           16,697         21.1%

Combined Tucson Web sites                  8,705               6,591            32.1%          17,840           13,310         34.0%

                                        ----------        --------------    ---------    ------------     ------------     ---------
                Totals                    52,024              44,413            17.1%         113,621           95,470         19.0%
                                        ==========        ==============    =========    ============     ============     =========



Note 4

Year-to-date circulation levels represent averages (unaudited) for the current ABC annual audit periods ending September 30 and December 31 for the St. Louis Post-Dispatch and Tucson Newspaper Agency, respectively. Year-to-date PNI amounts represent combined averages (unaudited) for the annual periods ending December 31.

                                     - ### -